CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of DoubleLine Funds Trust of our report dated May 21, 2018, relating to the financial statements and financial highlights, which appears in DoubleLine Selective Credit Fund’s Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Financial Statements”, “Disclosure of Portfolio Information” and “Financial Highlights” and in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

July 27, 2018